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                                                                  EXHIBIT 99



Report of Independent Accountants


To the Board of Directors and Stockholders of Boston Life Sciences, Inc.

In our opinion, the consolidated financial statements listed in the index on page FS-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995 present fairly, in all material respects, the financial position of Boston Life Sciences, Inc. (a development stage enterprise) and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (October 16, 1992) through December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP


Price Waterhouse LLP
Boston, Massachusetts
March 4, 1996